FEDERATED DEPARTMENT STORES, INC.




News Release



                                   Contacts:
                                          Media - Carol Sanger
                                                  513/579-7764

                                       Investor - Susan Robinson
                                                  513/579-7780
FOR IMMEDIATE RELEASE


     FEDERATED CLOSES DEAL ON PURCHASE OF LIBERTY HOUSE


     CINCINNATI, OHIO, JULY 9, 2001 - Federated Department Stores, Inc. announced today that it has completed its acquisition of Liberty House, Hawaii's largest retailer. The total purchase price, including the assumption of debt and net of cash acquired, was approximately $200 million.

     Liberty House's 11 department stores and seven specialty stores in Hawaii, and one department store on Guam, are now part of Federated's San Francisco-based Macy's West department store division. With the new stores, Macy's West now operates 136 department and specialty stores. 2000 annual sales for Macy's West were $4.26 billion.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $18.4 billion. Federated currently operates more than 450 stores in 34 states, Puerto Rico and Guam under the names of Macy's, Bloomingdale's, The Bon Marche, Burdines, Goldsmith's, Lazarus and Rich's, as well as macys.com, bloomingdales.com and Bloomingdale's By Mail. Federated also operates the Fingerhut catalog and e-commerce subsidiary.

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(NOTE: Information on Federated and its operating divisions is available on the Internet at www.federated-fds.com.)